Exhibit 99.1

Royal Bank America Resolves Legal Issues, Turnaround Moves Forward

Second Quarter Reflects Further Strengthening of Core Business; Regulatory Upgrade; Shareholder Approval for Capital Raise

NARBERTH, PA--(Marketwired - Aug 14, 2013) - Royal Bancshares of Pennsylvania, Inc. ("Company") (NASDAQ: RBPAA), parent company of Royal Bank America ("Royal Bank"), today announced financial results for the three and six months ended June 30, 2013. The Company resolved two outstanding legal issues which resulted in a net loss of $803,000 and $685,000 for the quarter and six months ended June 30, 2013, respectively. The net losses for the comparable periods in 2012 were $2.0 million and $2.8 million, respectively. Excluding these noteworthy items, results would have been a profit of $187,000 for the quarter and $305,000 for the six months.

Resolution of two significant legal matters; Written agreement terminated

Two previously disclosed legal matters, which had presented significant uncertainty in their outcome, were resolved in the second quarter. The Company was dismissed from a lawsuit related to a $25 million CDO investment through Lehman Brothers Special Financing. Additionally, the Company reached an agreement in principle with plaintiffs to settle a class action lawsuit involving its tax lien subsidiaries. As a result of these legal proceedings being finalized and coming to a conclusion soon, the Company anticipates legal expenses to decline. Further, the Company was notified by the Federal Reserve Bank of Philadelphia that it has terminated the written agreement, which had been in effect since March 17, 2010.

Financial results reflect further strengthening of core business

For the three and six months ended June 30, 2013, net loss attributable to the Company was $803,000 and $685,000, respectively compared to a net loss of $2.0 million and $2.8 million for the comparable periods in 2012. The loss per basic and diluted common share was 10 cents and 13 cents for the three and six months ended June 30, 2013, respectively, compared to a loss of 19 cents and 29 cents for the comparable periods in 2012. Contributing to the 2013 net loss for the three and six month periods was a $1.65 million loss contingency accrual for a settlement of the class action lawsuit related to the Company's tax lien subsidiaries. After adjusting for the non-controlling interest, the Company's 60% share of the loss contingency amounted to $990,000 on a pre-tax basis. Excluding the loss contingency accrual the Company would have recorded net income of $187,000 and $305,000 for the three and six months ended June 30, 2013, respectively. The $1.2 million improvement in net loss for the quarterly period was related to a $1.7 million decline in the provision for loan and lease losses, a $943,000 decrease in credit related expenses and an $859,000 decline in other-than-temporary impairment on investment securities. Additionally, salaries and benefits and professional and legal fees declined $505,000 and $498,000, respectively, quarter over quarter. The Company continues to make progress on legacy credit and legal issues, which has had a positive effect on financial results. Partially offsetting these positive items was a $2.0 million reduction in gains on the sales of loans and leases and a $960,000 decline in net interest income quarter over quarter. The Company's leasing subsidiary positively contributed to the second quarter's results.

The $2.1 million improvement in the net loss year over year for the first six months was related to a $2.0 million reduction in the provision for loan and lease losses, a $1.1 million decrease in credit related expenses, an $859,000 decline in other-than-temporary impairment on investment securities, and $678,000 in gains primarily on the sales of two premises. In addition, gains on the sale of OREO increased $463,000 while professional and legal fees and salaries and benefits declined $842,000 and $600,000, respectively. Partially offsetting these improvements were a $2.2 million reduction in net interest income and a $2.0 million decrease in gains on the sales of loans and leases. The Company's leasing subsidiary continues to positively contribute to the 2013 results. At June 30, 2013, based on capital levels calculated under regulatory accounting principles, Royal Bank's Tier 1 leverage and total risk-based capital ratios were 9.09% and 15.45%, respectively, and continue to be above required regulatory minimum ratios.

The Company's Chief Executive Officer Kevin Tylus noted, "Our announcement today of second quarter results highlights the success to-date in repositioning the Company and Royal Bank. The resolution of the two legacy legal matters eliminates significant uncertainty. We are encouraged by the Federal Reserve Bank's termination of the written agreement and by the positive results from our core businesses. Strong new commercial and consumer loan growth, the excellent credit quality of the new loans and our expense reduction efforts are combining to improve our profitability run rate from core operations."

He added, "Non-performing assets improved again this quarter and intensive efforts continue in that regard. Our leasing group continued its strong performance. We continue to address legacy credit and legal issues, though their volume and potential impact diminished in the quarter. A strategy to enhance retail banking has commenced and we continue to rationalize our company-owned real estate to more prudently apply their value to our core businesses. I remain optimistic that we can continue the momentum we have built the past six months. The Royal Bank brand is significantly evolving and creating better banking convenience for commercial, consumer and retail customers."

Continuing positive impact of profitability improvement plan

Specific initiatives of the Profitability Improvement Plan ("Plan") are reducing expenses and improving efficiency. These efforts have resulted in a nearly 12% reduction in the workforce and an annualized reduction of approximately 10% of discretionary expenses. Enhancements in products and procedures have resulted in new revenue that has exceeded expectations year-to-date. The expense reductions and revenue growth, combined, are intended to bring core performance more in line with our peers.

As a result of the Plan, the Company recorded $111,000 in restructuring charges during the first six months of 2013. As mentioned previously credit related expenses (including OREO), professional and legal fees, and salaries and benefits declined $1.1 million, $842,000, and $600,000, respectively, year over year.

The Company has also announced a unique approach to further improve productivity while reducing expenses. Certain of the Company's employees will become employees under a servicing agreement with a vendor specializing in asset resolution and asset maximization. The arrangement, in addition to reducing expenses, provides a new "home" for the affected employees and is intended to accelerate the reduction of the Company's troubled loans.

Shareholders approve preferred stock strategy; Plans developing for public rights offering

At the Company's annual meeting held in June, shareholders approved the issuance of 11,667,000 Class A common shares for the purpose of raising up to $14,000,000 in a private placement. The additional capital raise will position the Company to bid at an anticipated United States Department of Treasury auction of its Series A Preferred shares.

A successful redemption of a portion of the preferred shares will provide advantages to the Company's shareholder and capital base and includes the ability to partially eliminate preferred dividends in arrears.

The shareholders also approved a subsequent shareholders' rights offering giving existing shareholders the opportunity to increase their investment in the Company at a discount comparable to the private placement.

Search underway for proven retail leader

The Company has engaged a leading executive search firm to identify experienced candidates to lead Royal Bank's retail banking operation. The new head of retail will further develop Royal Bank's deposit and consumer products and delivery channels, including options for realigning and invigorating the branch footprint. The Company anticipates a new leader being in place prior to January 1, 2014.

Technology Enhancements Include New Website; Rebranding Continues

Royal Bank launched an expanded and enhanced version of its website, www.royalbankamerica.com. The new site presents a dramatically improved user-experience and features responsive design elements that address the consumer's desire for "any time/anywhere/any device" access to custom-tailored views utilized. New site navigation provides faster access to online banking, a secure online home equity application, social media and current rates. Expanded marketing and advertising are utilizing the customer convenient, on-line banking theme.

Non-performing loans and non-performing assets continue to decline

At June 30, 2013, non-performing loans of $17.8 million decreased $5.2 million from $23.0 million at December 31, 2012, reflecting a continuation of a trend as non-performing loans have decreased by 65.4% and non-performing assets decreased by 57.5% since December 31, 2011.

	At June 30,	At December 31,
(in millions except percentages)	2013	2012	2011
Non-performing loans	$17.8	$23.0	$51.3
Non-performing assets (which includes OREO)	$30.8	$36.4	$72.3
Percentage of non-accrual loans to total loans	4.8%	6.7%	12.0%
Percentage of non-performing assets to total assets	4.1%	4.7%	8.5%

Net Interest Margin

The quarterly and yearly decline in net interest income was primarily attributed to a reduction in interest-earning assets coupled with a decline in the yield on loans and investments. The net interest margin declined 22 and 28 basis points from 3.12% and 3.10% for the three and six months ended June 30, 2012, respectively, to 2.90% and 2.82% for the three and six months ended June 30, 2013, respectively. The significant decline in average loan balances, coupled with the accelerated amortization of premiums on the investment portfolio and the reinvestment of cash flows into lower yielding government agency securities, had a significant adverse impact on the yield on interest earning assets.

Management has taken steps to mitigate the decline in net interest income including reducing funding costs through the intentional runoff of higher priced certificates of deposit (CDs), the re-pricing of FHLB advances, and improving the mix of interest earning assets by replacing lower-yielding investment securities with higher-yielding loans. As a result of these actions, at June 30, 2013, investment securities declined $45.1 million and loans grew $23.7 million from year end 2012 leading to a net interest margin increase of 19 basis points for the six months ended June 30, 2013 compared to the net interest margin of 2.63% for the quarter ended December 31, 2012.

About Royal Bancshares of Pennsylvania, Inc.
Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is the parent company of Royal Bank America, which for the past nearly 50 years has played a lead role in the growth and development of our region by empowering small businesses, entrepreneurs and individuals to achieve their financial goals and enrich our communities. More information on Royal Bancshares of Pennsylvania, Inc., Royal Bank America and its subsidiaries can be found at www.royalbankamerica.com.

Forward-Looking Statements
The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report - Form 10-K for the year ended December 31, 2012.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONDENSED INCOME STATEMENT

	Three months ended Jun. 30th		Six months ended Jun. 30th
(in thousands, except for loss per common share)	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income	$6,743	$8,423	$13,495	$17,229
Interest Expense	1,797	2,517	3,777	5,330
Net Interest Income	4,946	5,906	9,718	11,899
(Credit) Provision for Loan and Lease Losses	(163)	1,515	(414)	1,599
Net Interest Income after Provision	5,109	4,391	10,132	10,300
Non Interest Income	961	1,945	2,369	2,606
Non Interest Expense	7,567	8,592	13,707	16,659
Income (Loss) before Taxes	(1,497)	(2,256)	(1,206)	(3,753)
Income Taxes	-	-	-	-
Net Loss	(1,497)	(2,256)	(1,206)	(3,753)
Less Net Loss attributable to noncontrolling interest	(694)	(306)	(521)	(934)
Net Loss attributable to Royal Bancshares	$(803)	$(1,950)	$(685)	$(2,819)
Less Preferred stock Series A accumulated dividend and accretion	$518	$508	$1,033	$1,014
Net loss to common shareholders	$(1,321)	$(2,458)	$(1,718)	$(3,833)
Loss per common share – basic and diluted	$(0.10)	$(0.19)	$(0.13)	$(0.29)
SELECTED RATIOS:
Return on Average Assets	-0.4%	-0.9%	-0.2%	-0.7%
Return on Average Equity	-5.6%	-10.4%	-2.4%	-7.5%
Average Equity to Assets	7.7%	9.0%	7.7%	9.0%
Book Value Per Share	$1.48	$2.88	$1.48	$2.88

CONDENSED BALANCE SHEET

(in thousands)	At Jun 30, 2013	At Dec 31, 2012
	(unaudited)	(unaudited)
Cash and Cash Equivalents	$24,782	$28,802
Investment Securities	310,961	357,464
Loans & Leases (net)	354,107	328,476
Premises and Equipment (net)	4,709	5,232
Other Real Estate Owned (net)	13,002	13,435
Accrued Interest receivable	8,733	10,256
Other Assets	32,307	30,051
Total Assets	$748,601	$773,716

Deposits	525,670	554,917
Borrowings	108,108	108,333
Other Liabilities	35,774	26,277
Subordinated debentures	25,774	25,774
Royal Bancshares Shareholders’ Equity	50,033	54,555
Noncontrolling Interest	3,242	3,860
Total Equity	53,275	58,415
Total Liabilities and Equity	$748,601	$773,716

NET INTEREST INCOME AND MARGIN

	For the three months ended June 30, 2013			For the three months ended June 30, 2012
(In thousands, except percentages)	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Cash equivalents	$14,774	$8	0.22%	$22,140	$9	0.16%
Investment securities	307,216	1,291	1.69%	339,489	1,763	2.09%
Loans	363,183	5,444	6.01%	400,557	6,651	6.68%
Total interest-earning assets	685,173	6,743	3.95%	762,186	8,423	4.43%
Non-earning assets	59,864			74,390
Total average assets	$745,037			$836,576
Interest-bearing deposits
NOW and money markets	$210,778	$153	0.29%	$229,958	$410	0.72%
Savings	18,189	10	0.22%	17,132	21	0.49%
Time deposits	235,508	842	1.43%	277,294	1,142	1.66%
Total interest-bearing deposits	464,475	1,005	0.87%	524,384	1,573	1.21%
Borrowings	133,952	792	2.37%	155,971	944	2.43%
Total interest-bearing liabilities	598,427	1,797	1.20%	680,355	2,517	1.48%
Non-interest bearing deposits	58,865			52,337
Other liabilities	30,310			28,672
Shareholders' equity	57,435			75,212
Total average liabilities and equity	$745,037			$836,576
Net interest margin		$4,946	2.90%		$5,906	3.12%

	For the six months ended June 30, 2013			For the six months ended June 30, 2012
(In thousands, except percentages)	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Cash equivalents	$15,139	$15	0.20%	$20,934	$18	0.17%
Investment securities	322,229	2,575	1.61%	339,218	3,743	2.22%
Loans	358,058	10,905	6.14%	411,115	13,468	6.59%
Total interest-earning assets	695,426	13,495	3.91%	771,267	17,229	4.49%
Non-earning assets	57,975			71,942
Total average assets	$753,401			$843,209
Interest-bearing deposits
NOW and money markets	$215,768	$315	0.29%	$228,074	$834	0.74%
Savings	17,887	19	0.21%	16,916	43	0.51%
Time deposits	240,361	1,744	1.46%	279,799	2,324	1.67%
Total interest-bearing deposits	474,016	2,078	0.88%	524,789	3,201	1.23%
Borrowings	134,008	1,699	2.56%	163,971	2,129	2.61%
Total interest-bearing liabilities	608,024	3,777	1.25%	688,760	5,330	1.56%
Non-interest bearing deposits	58,620			53,504
Other liabilities	28,704			25,285
Shareholders' equity	58,053			75,660
Total average liabilities and equity	$753,401			$843,209
Net interest margin		$9,718	2.82%		$11,899	3.10%